EXHIBIT 99.1

NEWS RELEASE

CATELLUS ANNOUNCES FOURTH QUARTER 2002 RESULTS

SAN FRANCISCO, CALIFORNIA (March 3, 2003)—Catellus Development Corporation (NYSE:CDX) today reported that earnings per share for the fourth quarter 2002 increased 15.0 percent to $0.23, from $0.20 for the same period in 2001. Earnings per share for the year ended December 31, 2002, increased 20.2 percent to $1.13, from $0.94 for the same period in 2001.

Net income for the fourth quarter increased 7.2 percent to $20.9 million, from $19.5 million for the same period in 2001. Net income for the year ended December 31, 2002, increased 4.4 percent to $100.7 million, from $96.5 million for the same period in 2001.

Growth in the Rental Portfolio

•	Construction completions during the quarter totaled 501,000 square feet in three buildings, at a cost of $115.8 million and a projected return on cost, when the buildings are fully leased, of 12.4 percent. The three buildings, all of which have been added to Catellus’ rental portfolio, are currently 68 percent leased.

•	Construction completions during the year totaled 6.4 million square feet in 21 buildings, at a cost of $345.5 million and a projected return on cost, when the buildings are fully leased, of 11.3 percent. The 21 buildings, all of which have been added to Catellus’ rental portfolio, are currently 86 percent leased.

•	At December 31, 2002, the rental portfolio totaled 37.0 million square feet, which represents a net increase of 6.1 million square feet from December 31, 2001. The net increase to the portfolio during 2002 reflects 6.4 million square feet of development that was completed, 488,000 square feet that was acquired, and 771,000 square feet that was sold.

•	At December 31, 2002, the rental portfolio occupancy was 94.5 percent, as compared to 94.4 percent at the end of the third quarter 2002, and 94.4 percent at December 31, 2001.

•	For the fourth quarter of 2002, net operating income from the rental portfolio, including equity in earnings of operating joint ventures, increased 14.2 percent to $53.9 million, from $47.2 million for the same period in 2001. For the year 2002, net operating income from the rental portfolio, including equity in earnings of operating joint ventures, increased 13.7 percent to $203.7 million, from $179.2 million for the year 2001.

•	For the fourth quarter of 2002, same space net operating income, adjusted for nonrecurring items, increased 0.7 percent over the fourth quarter of 2001. For the year 2002, same space net operating income increased 2.4 percent over the year 2001.

•	During the fourth quarter of 2002, Catellus completed lease transactions on 556,000 square feet of second-generation space. For the year 2002, Catellus completed lease transactions on 4.1 million square feet of second-generation space at an average rental rate increase of 6.6 percent on a GAAP basis.

Development and Investment Activity

•	Construction starts during the fourth quarter of 2002 totaled 1.4 million square feet in three buildings: a 578,000 square foot building in Fontana, California, that will be added to Catellus’ rental portfolio and is leased to Exel Logistics, a 600,000 square foot build-to-suit-for-sale, also in Fontana, for CB Richard Ellis Investors, and a 200,000 square foot build-to-suit-for-sale in Gresham, Oregon, for Staples, Inc.

•	At December 31, 2002, total construction in progress was 4.1 million square feet, of which 1.9 million square feet will be added to the rental portfolio; 1.0 million square feet will be owned in joint ventures; 845,000 square feet will be sold upon completion; and 330,000 square feet is being developed for a fee on land sold to others.

•	For the 1.9 million square feet that is currently under construction and will be added to Catellus’ rental portfolio upon completion, the projected total cost is $79.3 million. These buildings are 82 percent preleased and, when fully leased, are projected to yield a return on cost of approximately 10.4 percent.

•	Residential lot and home sales during the quarter, in direct sales and through joint ventures, totaled 952. This included 132 lots at Victoria by the Bay in Hercules, California; 175 lots at Serrano in El Dorado Hills, a suburb of Sacramento, California; 252 lots at The Parkway in Folsom, California, also a suburb of Sacramento; 328 lots at Talega and 65 homes at Talega Village in San Clemente, California.

Strong Financial Position

•	At December 31, 2002, cash of $311.5 million, including $36.6 million of restricted cash.

•	Fixed charge coverage ratio of 3.0x.

•	Debt to total market capitalization ratio of 46.5 percent.

Supplemental Reporting Measure

Catellus historically has reported earnings before depreciation and deferred taxes (“EBDDT”) as a supplemental performance measure because of its comparability to funds from operations (“FFO”), a supplemental performance measure used by many real estate investment trusts.

EBDDT was $37.0 million or $0.41 per share for the fourth quarter of 2002, as compared with $43.4 million or $0.45 per share for the fourth quarter of 2001. This represents an 8.9 percent year-to-year decrease in EBDDT per share based on 89.3 million and 97.6 million weighted average shares outstanding during the fourth quarter of 2002 and the fourth quarter of 2001, respectively. The quarter over quarter decline in EBBDT per share, as compared to the quarter over quarter increase in EPS per share, is primarily attributed to income taxes.

EBDDT was $178.6 million or $2.00 per share for the year ended December 31, 2002, as compared with $183.1 million or $1.78 per share for the year ended December 31, 2001. This represents a 12.4 percent year-over-year increase in EBDDT per share based on 89.5 million and 102.7 million weighted average shares outstanding during the years 2002 and 2001, respectively.

* * * * * *

Catellus Development Corporation will hold a conference call to discuss this quarter’s results on March 3, 2003, at 8:00 AM Pacific Time (11:00 AM Eastern). The dial-in phone number for the call is 800-230-1074. International callers should dial 651-224- 7582. The conference call will also be broadcast live over the Internet from the Catellus website at www.catellus.com and from StreetEvents at www.streetevents.com. A replay of the conference call will be available over the Internet from both websites, or by telephone at 800-475-6701. The access code for the telephone replay is 674797. All replays will be available through March 17, 2003.

The Fourth Quarter 2002 Supplemental Financial Package will be available before the market opens on March 3, 2003, from our home page and the Investor Relations section of our website at www.catellus.com. These materials are also available by contacting Investor Relations at 415-974-4500 or by sending an email to InvestorRelations@catellus.com.

Catellus Development Corporation is a publicly traded real estate development company that owns and operates approximately 37 million square feet of predominantly industrial property in many of the country’s major distribution centers and transportation corridors. The company’s principal objective is sustainable, long-term growth in earnings, which it seeks to achieve by applying its strategic resources: a lower-risk/higher-return rental portfolio, a focus on expanding that portfolio through development, and the deployment of its proven land development skills to select opportunities where it can generate profits to recycle back into its business. More information on the company is available at www.catellus.com.

This release contains forward-looking statements including statements concerning earnings and EBDDT; plans; opportunities; negotiations; markets and economic conditions; leasing, development, construction, rental, and sales activities; availability of financing; and property values. We do not undertake any obligation to revise these forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs except as may be required by law. These statements by their nature involve risks and uncertainties. In particular, among the factors that could cause actual results to differ materially from the results expressed in or implied by such statements are: changes in the real estate market or in general economic conditions, including a worsening economic slowdown or recession, especially in the San Francisco Bay Area; product and geographical concentration; industry competition; changes in interest rates and capital markets or unavailability of financing; changes in insurance markets; discretionary government decisions affecting the use of land, and delays resulting therefrom; changes in the management team; weather conditions and other natural occurrences that may affect construction or cause damage to assets; changes in income taxes or tax laws; liability for environmental remediation and changes in environmental laws and regulations; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; failure of parties to reach agreement on definitive terms or to close transactions; increases in the costs of land and construction materials and availability of properties for future development; limitations on, or challenges to, title to Catellus’ properties; risks related to the financial strength of joint venture projects and co-owners; changes in policies and practices of organized labor groups; shortages or increased costs of electrical power; other risks inherent in the real estate business; acts of war, other geopolitical events or terrorist activities that could adversely affect any of the above factors; and other risks detailed from time to time in the filings of Catellus with the Securities and Exchange Commission.

For further information on factors, which could affect the company and the forward-looking statements in this release, the reader should refer to the company’s report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.

Contacts:
Margan Mitchell Corporate Communications (415) 974-4616	Minnie Wright Investor Relations (415) 974-4649

CATELLUS DEVELOPMENT CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	December 31,	December 31,
	2002	2001
Assets
Properties	$2,448,081	$2,276,508
Less accumulated depreciation	(399,923)	(354,557)

	2,048,158	1,921,951
Other assets and deferred charges, net	273,853	167,305
Notes receivable, less allowance	44,947	73,335
Accounts receivable, less allowance	14,211	22,663
Assets held for sale	2,760	—
Restricted cash and investments	36,593	7,566
Cash and cash equivalents	274,927	222,695

Total	$2,695,449	$2,415,515

Liabilities and stockholders' equity
Mortgage and other debt	$1,500,955	$1,310,457
Accounts payable and accrued expenses	117,493	145,688
Deferred credits and other liabilities	151,466	177,656
Liabilities associated with assets held for sale	3,233	—
Deferred income taxes	318,970	290,658

Total liabilities	2,092,117	1,924,459

Minority interests	57,363	55,799

Stockholders' equity
Common stock—110,817 and 110,209 shares issued, and 87,170 and 86,562,
shares outstanding at December 31, 2002 and 2001, respectively	1,108	1,102
Paid-in capital	531,362	521,312
Treasury stock, at cost (23,647 shares at December 31, 2002 and 2001)	(401,082)	(401,082)
Accumulated earnings	414,581	313,925

Total stockholders' equity	545,969	435,257

Total	$2,695,449	$2,415,515

CATELLUS DEVELOPMENT CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Rental properties
Rental revenue	$72,974	$62,239	$266,951	$232,106
Property operating costs	(20,541)	(16,872)	(71,559)	(61,704)
Equity in earnings of operating joint ventures, net	1,439	1,816	8,277	8,833

	53,872	47,183	203,669	179,235

Property sales and fee services
Sales revenue	30,613	55,618	139,604	245,804
Cost of sales	(19,938)	(36,214)	(89,661)	(149,698)

Gain on property sales	10,675	19,404	49,943	96,106
Equity in earnings of development joint ventures, net	9,407	4,362	29,232	25,978

Total gain on property sales	20,082	23,766	79,175	122,084
Management and development fees	1,437	2,180	7,088	6,000
Selling, general and administrative expenses	(6,186)	(4,617)	(25,990)	(26,570)
Other, net	928	256	16,087	6,211

	16,261	21,585	76,360	107,725

Interest expense	(17,301)	(14,259)	(60,188)	(56,753)
Depreciation and amortization	(17,184)	(13,547)	(63,149)	(51,891)
Corporate administrative costs	(4,957)	(3,964)	(17,705)	(19,256)
Gain on non-strategic asset sales	22	8	7,264	3,909
Other, net	384	(2,198)	957	5,660

Income before minority interests, income taxes, and discontinued operations	31,097	34,808	147,208	168,629

Minority interests	(1,526)	(826)	(6,106)	(6,142)

Income before income taxes and discontinued operations	29,571	33,982	141,102	162,487

Income tax expense
Current	(9,661)	(4,234)	(32,567)	(16,367)
Deferred	590	(10,223)	(21,385)	(49,499)

	(9,071)	(14,457)	(53,952)	(65,866)

Income from continuing operations	20,500	19,525	87,150	96,621

Discontinued operations, net of tax:
Gain from disposal of discontinued operations	416	—	13,748	—
Loss from discontinued operations	(38)	(29)	(242)	(100)

Gain (loss) from discontinued operations	378	(29)	13,506	(100)

Net income	$20,878	$19,496	$100,656	$96,521

Income per share from continuing operations
Basic	$0.24	$0.20	$1.00	$0.97

Assuming dilution	$0.23	$0.20	$0.97	$0.94

Income per share from discontinued operations
Basic	$0.00	$0.00	$0.16	$0.00

Assuming dilution	$0.00	$0.00	$0.16	$0.00

Net income per share
Basic	$0.24	$0.20	$1.16	$0.97

Assuming dilution	$0.23	$0.20	$1.13	$0.94

Average number of common shares outstanding—basic	87,161	95,348	86,987	99,958

Average number of common shares outstanding—diluted	89,340	97,583	89,463	102,685

CATELLUS DEVELOPMENT CORPORATION

RECONCILIATION OF NET INCOME TO EARNINGS BEFORE DEPRECIATION AND DEFERRED TAXES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Income from continuing operations	$20,500	$19,525	$87,150	$96,621
Gain (loss) from discontinued operations	378	(29)	13,506	(100)

Net Income	20,878	19,496	100,656	96,521

Depreciation and amortization	17,233	13,715	63,439	52,458
Deferred income taxes	(1,059)	10,223	29,889	49,499
Gain on non-strategic asset sales	(22)	(8)	(7,264)	(3,909)
Depreciation recapture	—	—	(8,121)	(11,428)

Earnings before depreciation and deferred taxes	$37,030	$43,426	$178,599	$183,141

Earnings before depreciation and deferred taxes per share of common stock—basic	$0.42	$0.46	$2.05	$1.83

Earnings before depreciation and deferred taxes per share of common stock—assuming dilution	$0.41	$0.45	$2.00	$1.78

Average number of common shares outstanding—basic	87,161	95,348	86,987	99,958

Average number of common shares outstanding—diluted	89,340	97,583	89,463	102,685

NOTE: Historically, we used a supplemental performance measure, Earnings Before Depreciation and Deferred Taxes (EBDDT), along with net income, to report to our operating results. EBDDT is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Further, EBDDT is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. We have provided it here for continuity.